Exhibit 10.1

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

On April 23, 2007, the Compensation & Organization Committee of the Board of Directors approved the following annual base salaries for United States Steel Corporation named executive officers (as defined in Item 402(a)(3) of Regulation S-K and excepting D. D. Sandman, who retired effective February 28, 2007), such base salaries to become effective on May 1, 2007:

J. P. Surma	$1,135,008
J. H. Goodish	$675,012
G. R. Haggerty	$555,004
D. H. Lohr	$425,012

The named executive officers listed above are also provided the following perquisites: occasional personal use of corporate aircraft, corporate automobiles, corporate properties and sports and cultural tickets; club memberships; financial planning and tax preparation services; and a parking space. Additionally, Mr. Lohr receives allowances, reimbursements and tax gross-ups in connection with his foreign service.